PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated January 26, 2001)                REGISTRATION NO. 333-96069



                                   [LOGO](sm)



                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS(sm) Trust

         This prospectus supplement supplements information contained in the prospectus dated January 26, 2001, which updated the original prospectus dated February 24, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS(sm) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                       Primary
                                                           Share       Trading
           Name of Company                    Ticker      Amounts      Market
-----------------------------------------    --------    ---------  ------------
Akamai Technologies Inc.                       AKAM          3       Nasdaq NMS
BEA Systems, Inc.                              BEAS         10       Nasdaq NMS
BroadVision, Inc.                              BVSN          9       Nasdaq NMS
Digital Island, Inc.                           ISLD          2       Nasdaq NMS
E.piphany, Inc.                                EPNY        1.5       Nasdaq NMS
Exodus Communications, Inc.                    EXDS         12       Nasdaq NMS
InfoSpace, Inc.                                INSP          8       Nasdaq NMS
Inktomi Corporation                            INKT          4       Nasdaq NMS
InterNAP Network Services Corporation          INAP          5       Nasdaq NMS
Kana Communications, Inc.                      KANA          2       Nasdaq NMS
NaviSite, Inc.                                 NAVI          2       Nasdaq NMS
Openwave Systems Inc.                          OPWV      3.221       Nasdaq NMS
Portal Software, Inc.                          PRSF          6       Nasdaq NMS
ReaINetworks, Inc.                             RNWK          6       Nasdaq NMS
USinternetworking, Inc.                        USIX          3       Nasdaq NMS
VeriSign, Inc.                                 VRSN       6.15       Nasdaq NMS
Vignette Corporation                           VIGN          6       Nasdaq NMS
Vitria Technology, Inc.                        VITR          4       Nasdaq NMS


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.


            The date of this prospectus supplement is June 30, 2001.